EXHIBIT  77G

For the period ending: 09/30/2007
File number:  811-05009
DEFAULTS AND ARREARS ON SENIOR SECURITIES


1)       El Paso County, Colorado The Powers Boulevard/Drennan
         Road Local Improvement District 1985-2, 8.875%-9.00% due 9/1/2000 In default: Interest Nature of default: District did not make full interest payment.
         Date of default:      September 1999
         Default per $1,000 face:  $90,000

2)       Ft. Lupton, Colorado Golf Course Revenue Anticipation
         Warrants Series
         1996A, 8.50% due 12/15/2015
         In default:  Interest
         Nature of default: District did not make interest payment. Date of default: June 2002
         Default per $1,000 face:  $620,000

3) Tabernash Meadows, LLC A Colorado Limited Liability Company, 24.00% due 2/9/2002
         In default: Interest
         Date of default: 2/9/2002
         Default per $1,000: $227,347